Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-287546, 333-279468, 333-266631, 333-266632, 333-226656, 333-145434, 333-150331, 333-156776, 333-159799, 333-164301, 333-171597, 333-174989, 333-177043, 333-178877, 333-179223, 333-186705, 333-187456, 333-189925, 333-190536, 333-192221, 333-193243, 333-201379, 333-208868, and 333-211934) on Form S-3 and Form S-8 of our report dated February 24, 2026, with respect to the consolidated financial statements of Clean Energy Fuels Corp. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Irvine, California

February 24, 2026